Exhibit 99.1

Joseph A. LaSala, Jr. Joins Sapient as Senior Vice President, General Counsel and Secretary

BOSTON--(BUSINESS WIRE)--February 17, 2011--Sapient Corporation (NASDAQ: SAPE), a global marketing and technology services company, today announced the appointment of Joseph A. LaSala, Jr. as senior vice president, general counsel and secretary. LaSala will oversee worldwide legal, commercial and regulatory affairs for the company.

“We’re excited to have Joe join the Sapient team,” said Alan Herrick, president and chief executive officer of Sapient Corporation. “Joe’s tremendous experience in consulting, technology and media will be a great asset as Sapient continues to expand and grow.”

LaSala has more than fifteen years of experience as general counsel of several public companies. He joins Sapient from Discovery Communications Inc. where, as general counsel, he led the legal effort associated with Discovery’s go-public transaction in 2008, and served as a strategic advisor to the board of directors and management team during a period of strong growth. Prior to that, LaSala served as general counsel for enterprise software company, Novell, Inc., where he helped to guide its transformation from a traditional proprietary software company to one with a significant open source component. LaSala has extensive experience with a variety of legal concerns, particularly international business issues, governance and compliance, intellectual property, mergers and acquisitions, and commercial matters.

“Sapient is in a compelling leadership position in all the markets it operates in, and I’m excited about the opportunity to help guide the company through its continued success,” said LaSala. “I look forward to working with the board of directors, leadership team, and top-notch legal, commercial, and regulatory affairs experts at Sapient.”

LaSala will replace Jane Owens, senior vice president, general counsel and secretary, who is leaving the company after nearly 11 years to return to private practice.

Herrick added, “Jane has been a valued member of the leadership team at Sapient for more than a decade, helping us to navigate through myriad legal and business affairs while contributing to the company’s overall business strategy. We wish her well in her new endeavors.”

About Sapient

Sapient is a global services company that helps clients transform in the areas of business, marketing, and technology. The company operates three divisions that enable clients to gain a competitive advantage and succeed in an increasingly digital world. SapientNitro, Sapient Global Markets, and Sapient Government Services fuse insight, creativity, and technology to drive innovation and to help clients navigate complex business problems. Our approach is the subject of case studies used by MBA programs at Harvard and Yale. The company has operations in North America, Europe, and Asia-Pacific. For more information, visit www.sapient.com.

CONTACT:
Investor Relations Contact:
Sapient
Dean Ridlon, +1-617-963-1598
dridlon@sapient.com
or
Media Contact:
Sapient
David LaBar, +1-646-478-9846
dlabar@sapient.com